UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 22, 2012

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 22, 2012, the Company received a deficiency letter from NASDAQ notifying us that we no longer meet The NASDAQ Global Market’s listing rules requirement for listed securities to maintain a minimum bid price of $1 per share (Listing Rule 5450(a)(1)), based upon the closing bid price of our common stock for the last 30 consecutive business days prior to the date of the letter. (Although our common stock did have a closing sale price above $1 during that period, the closing bid price that day was below $1.)

We have a compliance period of 180 calendar days, or until September 18, 2012, to regain compliance with the bid price rule. If at any time before then the bid price for our common stock closes at $1 or more for a minimum of 10 consecutive business days we will again be in compliance and the matter will be closed. (On March 23 and March 26, 2012, the most recent information available at the time of this filing, the closing bid price of our common stock was at or above $1.)

If we were to implement a reverse stock split to achieve compliance, we must complete the split at least 10 business days before the end of the 180-day compliance period.

If we do not regain compliance within the initial compliance period, we may be eligible for additional time if we apply for listing on The NASDAQ Capital Market before the expiration of the period. We would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing requirements other than the bid price requirement, and would need to provide NASDAQ with notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary. NASDAQ will make a determination of whether it believes we will be able to cure the deficiency. Should we not submit a suitable transfer application during the initial compliance period, or should NASDAQ conclude that we will not be able to cure the deficiency, NASDAQ will provide notification that our common stock is subject to delisting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2012

Network Equipment Technologies, Inc.

By:	/s/ DAVID WAGENSELLER
Name:	David Wagenseller
Title:	Vice President and Chief Financial Officer